FOR IMMEDIATE RELEASE	CONTACT:
Thursday, May 2, 2019	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports First Quarter 2019 Results

West Des Moines, Iowa, May 2, 2019 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2019	2018
Net income attributable to FBL Financial Group	$34,043	$23,565
Adjusted operating income(1)	25,902	26,297
Earnings per common share (assuming dilution):
Net income	1.37	0.94
Adjusted operating income(1)	1.04	1.05

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the first quarter of 2019 of $34.0 million, or $1.37 per diluted common share, compared to $23.6 million, or $0.94 per diluted common share, for the first quarter of 2018. Adjusted operating income(1) totaled $25.9 million, or $1.04 per common share, for the first quarter of 2019, compared to $26.3 million, or $1.05 per common share, for the first quarter of 2018. First quarter 2019 earnings per share reflects:

•	Lower amortization of acquisition costs in the Corporate and Other segment due to the positive impact of equity markets on separate account performance

•	The benefit of other investment-related income of $0.04 per share

•	Lower spread income in the Annuity segment

•	Unfavorable mortality results in the Life segment

•	Net realized gains on investments

Adjusted operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes realized gains and losses on investments, and the change in net unrealized gains and losses on derivatives and equity securities. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group delivered solid first quarter 2019 earnings with net income of $1.37 per share and adjusted operating income of $1.04 per share," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "In the first quarter of 2019 we also returned more than $48 million to shareholders with the payment of a special dividend of $1.50 per share and our increased quarterly dividend of $0.48 per share. As we move forward in 2019, we remain focused on the fundamentals: serving the needs of the Farm Bureau niche market with products and services to protect livelihoods and futures."

Product Revenues Increase from 2018. Premiums and product charges for the first quarter of 2019 increased to $80.7 million compared to $79.6 million in the first quarter of 2018. Interest sensitive product charges increased 4 percent while traditional life insurance premiums were flat during the quarter. Premiums collected(2) in the first quarter of 2019 totaled $160.7 million compared to $169.7 million in the first quarter of 2018.

Investment Income of $110 Million in First Quarter. Net investment income in the first quarter of 2019 totaled $109.6 million, compared to $101.0 million in the first quarter of 2018. This increase reflects a change in the fair value of derivatives and an increase in average invested assets, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties, was 4.97 percent for the three months ended March 31, 2019 compared to 5.21 percent for the three months ended March 31, 2018. At March 31, 2019, 97 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $163.5 million in the first quarter of 2019, compared to $155.7 million in the first quarter of 2018. Death benefits, net of reinsurance and reserves released, totaled $33.9 million in the first quarter of 2019, compared to $32.6 million in the first quarter of 2018. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains in the First Quarter. In the first quarter of 2019, FBL Financial Group recognized net realized gains on investments of $9.3 million. This is attributable to realized gains of $5.8 million, unrealized gains on equity securities of $4.4 million and other-than-temporary impairments of $0.9 million.

Stock Repurchases. During the first quarter of 2019, FBL Financial Group repurchased 66,475 shares of its Class A common stock. FBL Financial Group has $36.3 million remaining under its current stock repurchase program.

Capital and Book Value. As of March 31, 2019, the book value per share of FBL Financial Group common stock totaled $51.13, compared to $47.78 at December 31, 2018. Book value per share, excluding accumulated other comprehensive income(3), totaled $43.45 at March 31, 2019, compared to $44.09 at December 31, 2018. The March 31, 2019 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 517 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, May 3, 2019, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, it offers a broad range of life insurance and annuity products distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2019	2018
Revenues:
Interest sensitive product charges	$31,266	$30,098
Traditional life insurance premiums	49,392	49,497
Net investment income	109,640	101,022
Net realized capital gains (losses)	10,157	(1,747)
Net other-than-temporary impairment losses recognized in earnings	(869)	(1,040)
Other income	3,970	4,600
Total revenues	203,556	182,430

Benefits and expenses:
Interest sensitive product benefits	70,596	61,345
Traditional life insurance benefits	46,675	45,456
Policyholder dividends	2,534	2,551
Underwriting, acquisition and insurance expenses	36,189	39,577
Interest expense	1,212	1,213
Other expenses	6,250	5,593
Total benefits and expenses	163,456	155,735
	40,100	26,695
Income taxes	(6,276)	(3,813)
Equity income, net of related income taxes	220	660
Net income	34,044	23,542
Net loss (income) attributable to noncontrolling interest	(1)	23
Net income attributable to FBL Financial Group, Inc.	$34,043	$23,565

Earnings per common share - assuming dilution	$1.37	$0.94

Weighted average common shares	24,765,277	25,003,691
Effect of dilutive securities	11,176	15,818
Weighted average common shares - diluted	24,776,453	25,019,509

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Adjusted Operating Income - Unaudited

FBL Financial Group consistently utilizes adjusted operating income, a financial measure common in the life insurance industry that is not prepared in accordance with U.S. generally accepted accounting principles (GAAP), as a primary economic measure to evaluate its financial performance. Adjusted operating income consists of net income attributable to FBL Financial Group adjusted to exclude realized gains and losses on investments, and the change in fair value of derivatives and equity securities, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). Specifically, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed products are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the presentation and evaluation of adjusted operating income provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended
	March 31,
	2019	2018
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$34,043	$23,565
Adjustments:
Net realized gains/losses on investments(a)	(7,230)	2,223
Change in net unrealized gains/losses on derivatives(a)	(911)	509
Adjusted operating income	$25,902	$26,297

Adjusted operating income per common share - assuming dilution	$1.04	$1.05

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired, interest sensitive policy reserves and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	March 31, 2019	December 31, 2018
Book value per share	$51.13	$47.78
Less: Per share impact of accumulated other comprehensive income	7.68	3.69
Book value per share, excluding accumulated other comprehensive income	$43.45	$44.09

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $189.2 million at March 31, 2019 and $91.3 million at December 31, 2018. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2019	December 31, 2018
Assets
Investments	$8,620,715	$8,414,118
Cash and cash equivalents	6,057	19,035
Deferred acquisition costs	373,711	418,802
Other assets	433,564	420,394
Assets held in separate accounts	614,121	561,281
Total assets	$10,048,168	$9,833,630

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$7,241,831	$7,205,471
Other policy funds, claims and benefits	612,733	615,177
Debt	101,000	97,000
Other liabilities	214,962	170,442
Liabilities related to separate accounts	614,121	561,281
Total liabilities	8,784,647	8,649,371

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	152,444	152,652
Class B common stock	72	72
Accumulated other comprehensive income	189,166	91,318
Retained earnings	918,718	937,097
Total FBL Financial Group, Inc. stockholders' equity	1,263,400	1,184,139
Noncontrolling interest	121	120
Total stockholders' equity	1,263,521	1,184,259
Total liabilities and stockholders' equity	$10,048,168	$9,833,630

Common shares outstanding	24,652,340	24,718,815

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